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EXHIBIT 2.4

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

among

FINISAR CORPORATION,
a Delaware corporation
("Finisar"),

TRANSWAVE FIBER, INC.,
a California corporation
("Transwave"),

and

CERTAIN PRINCIPAL SHAREHOLDERS
of
Transwave

Dated March 19, 2001

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Section 10.5	Entire Agreement	C-43
Section 10.6	Governing Law	C-43
Section 10.7	Assignment	C-43
Section 10.8	Third Party Beneficiaries	C-43
EXHIBITS
Exhibit A	Transwave Operating Plan
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Form of Lock-Up Agreement for Principal Shareholders and Holders of Transwave Preferred Stock
Exhibit C-2	Form of Lock-Up Agreement for Holders of Transwave Common Stock (other than Principal Shareholders)
Exhibit D	Form of Affiliate Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Noncompetition Agreement
Exhibit G	Form of Opinion of Pacific Law Group LLP
Exhibit H	Form of Opinion of Gray Cary Ware & Freidenrich LLP
Exhibit I	Form of Certificate of Designation
SCHEDULES
Schedule 6.8(f)	Transwave Affiliates
Schedule 6.9(b)	Transwave Employees to be Offered Employment
Schedule 6.10(d)	Schedule of New Finisar Options
Schedule 6.15	Estimated Transwave Transaction Expenses
Schedule 7.2(e)	Schedule of Third Party Consents

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SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

    THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 19, 2001, by and among Finisar Corporation, a Delaware corporation ("Finisar"), Transwave Fiber, Inc., a California corporation ("Transwave"), and Forrest Duan, Pin He and Yan Zhou, certain major shareholders of Transwave (the "Principal Shareholders").

RECITALS

    WHEREAS, the Boards of Directors of Finisar and Transwave deem it advisable and in the best interests of each corporation and its respective shareholders that Finisar and Transwave combine in order to advance the long-term business interests of Finisar and Transwave;

    WHEREAS, Finisar, Transwave and the Principal Shareholders entered into an Agreement and Plan of Reorganization dated November 20, 2000 (the "Original Reorganization Agreement");

    WHEREAS, Finisar, Transwave and the Principal Shareholders amended the Original Reorganization Agreement by entering into an Amended and Restated Agreement and Plan of Reorganization dated February 14, 2001 (the "Amended Reorganization Agreement");

    WHERAS, Finisar, Transwave and the Principal Shareholders desire to further amend and restate the Amended Reorganization Agreement;

    WHEREAS, the combination of Finisar and Transwave shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Transwave will merge with and into Finisar and the shareholders of Transwave will become shareholders of Finisar; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

    Section 1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, an Agreement and Plan of Merger (the "Agreement of Merger") in such form as is required by the relevant provisions of the California General Corporation Law ("GCL") shall be duly prepared, executed and acknowledged by Transwave and by Finisar as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the California Secretary of State for filing, along with certificates of officers (the "Officers' Certificates") of the Constituent Corporations (as defined in Section 1.3(a)), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Agreement of Merger and the Officers' Certificates with the California Secretary of State (the "Effective Time").

    Section 1.2  Closing.  The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Finisar and Transwave (the "Closing Date"), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to

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the Closing, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Finisar and Transwave.

    Section 1.3  Effects of the Merger.

      (a) At the Effective Time (i) the separate existence of Transwave shall cease, and Transwave shall be merged with and into Finisar (the "Surviving Corporation"), (ii) the Certificate of Incorporation of Finisar shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Finisar as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. (Finisar and Transwave are sometimes referred to herein as the "Constituent Corporations.")

      (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.4  Directors and Officers.  The initial directors and officers of the Surviving Corporation shall be the directors and officers of Finisar, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

    Section 2.1  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

      (a) "Assumed Options" means options to purchase Finisar Preferred Stock issued upon conversion of Transwave Options pursuant to Section 6.10.

      (b) "Escrow Shares" has the meaning set forth in Section 2.5.

      (c) "Milestones" means the milestones set forth in Section 4 of the Transwave Operating Plan.

      (d) "Net Merger Consideration" means the Total Stock Consideration less the aggregate number of shares of Finisar Preferred Stock initially subject to Assumed Options.

      (e) "Outstanding Transwave Shares" means the aggregate number of shares of Transwave Common Stock and Preferred Stock outstanding immediately prior to the Effective Time.

      (f)  "Performance Shares" means a number of shares of Finisar Preferred Stock equal to thirty-three and one-third percent (33 1/3%) of the Net Merger Consideration.

      (g) "Finisar Common Stock" means the Common Stock, $.001 par value, of Finisar.

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      (h) "Finisar Preferred Stock" means the Series A Preferred Stock, $.001 par value, of Finisar.

      (i)  "Finisar Capital Stock" means, collectively, the Finisar Preferred Stock and the Finisar Common Stock issuable upon conversion of the Finisar Preferred Stock.

      (j)  "Finisar Series A Conversion Rate" means three-for-one.

      (k) "Finisar Share Price" means $28.475.

      (l)  "Restricted Shares" means a number of whole shares of Finisar Preferred Stock equal to fifty-six and two-thirds percent (56 2/3%) of the Net Merger Consideration.

      (m) "Transwave Common Stock" means the Common Stock, no par value, of Transwave.

      (n) "Transwave Options" has the meaning set forth in Section 2.2(c).

      (o) "Transwave Preferred Stock" means the Series A and Series B Preferred Stock, no par value, of Transwave.

      (p) "Transwave Operating Plan" means the Operating Plan attached hereto as Exhibit A.

      (q) "Transwave Transaction Expenses" and "Estimated Transwave Transaction Expenses" have the meanings set forth in Section 6.15.

      (r) "Total Consideration" means $90,000,000 less the Transwave Transaction Expenses, as determined pursuant to Section 6.15.

      (s) "Total Stock Consideration" means the number of shares of Finisar Preferred Stock determined by dividing (i) the Total Consideration by (ii) the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

    Section 2.2  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Transwave or capital stock of Finisar:

      (a) Capital Stock of Finisar. Each issued and outstanding share of the capital stock of Finisar shall remain outstanding and shall not be affected by the Merger.

      (b) Exchange Ratio for Transwave Capital Stock. Subject to Sections 2.4 and 2.5, each issued and outstanding share of Transwave Common Stock and Transwave Preferred Stock shall be converted into the right to receive that number of fully paid and nonassessable shares of Finisar Preferred Stock determined by dividing the Total Stock Consideration by the sum of (A) the Outstanding Transwave Shares and (B) the number of shares subject to Transwave Options (the "Exchange Ratio"). The Exchange Ratio is subject to adjustment, as provided in Section 6.15. All such shares of Transwave capital stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Finisar Preferred Stock and any cash in lieu of fractional shares of Finisar Preferred Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest. The Transwave Common Stock and Transwave Preferred Stock is sometimes referred to herein as Transwave Capital Stock.

      (c) Transwave Stock Options. At the Effective Time, all then outstanding options to purchase Transwave Common Stock (the "Transwave Options") issued under Transwave's 2000 Stock Option Plan (the "Transwave Option Plan") not exercised as of the Effective Time will be assumed by Finisar and converted into Assumed Options in accordance with Section 6.10.

    Section 2.3  Criteria For Determining Achievement of Milestones.  The achievement of each of the Milestones shall be determined on the basis of the criteria set forth in the Transwave Operating Plan.

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    Section 2.4  Exchange of Certificates.  The procedures for exchanging outstanding shares of Transwave Capital Stock for Finisar Preferred Stock pursuant to the Merger are as follows:

      (a)  Exchange Agent.  At the Effective Time, Finisar shall cause to be deposited with an exchange agent designated by Finisar (the "Exchange Agent"), for the benefit of the holders of shares of Transwave Capital Stock, for exchange in accordance with this Section 2.4, through the Exchange Agent, (i) certificates representing the Finisar Preferred Stock issuable and payable to the holders of Transwave Capital Stock pursuant to Section 2.2 and (ii) certificates representing the Performance Shares, issuable and deliverable to the Escrow Agent pursuant to Section 2.5 (such shares of Finisar Preferred Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of Transwave Capital Stock.

      (b)  Exchange Procedures.  At the Closing or within ten (10) days thereafter, Finisar shall provide to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Transwave Capital Stock (each a "Certificate," and collectively, the "Certificates") whose shares were converted pursuant to Section 2.2 into the right to receive shares of Finisar Preferred Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Finisar and Transwave may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Finisar Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Finisar, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Firm Merger Shares and Restricted Shares which such holder has the right to receive pursuant to the provisions of Section 2.2(b). Certificates representing the number of whole Performance Shares which such holder has the right to receive shall be placed in escrow pursuant to Section 2.5. The Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Transwave Capital Stock which is not registered in the transfer records of Transwave, a certificate representing the shares of Finisar Preferred Stock to which the holder is entitled may be issued to a transferee if the Certificate representing such Transwave Capital Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificates representing shares of Finisar Preferred Stock and cash in lieu of any fractional shares of Finisar Preferred Stock as contemplated by this Section 2.4.

      (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Finisar Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Preferred Stock represented thereby and no cash payment in lieu of fractional shares payable to any such holder pursuant to subsection (e) below shall be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Finisar Preferred Stock issued in exchange therefor, without interest, (i) the amount of any cash payable in lieu of a fractional share of Finisar Preferred Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective

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  Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Preferred Stock.

      (d)  No Further Ownership Rights in Transwave Capital Stock.  All shares of Finisar Preferred Stock issued and paid upon the surrender for exchange of shares of Transwave Capital Stock in accordance with the terms hereof (and any cash paid pursuant to subsection (e) of this Section 2.4) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Transwave Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Transwave Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.4.

      (e)  No Fractional Shares.  No certificate or scrip representing fractional shares of Finisar Preferred Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of Transwave Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Finisar Preferred Stock multiplied by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the shareholders of Transwave after one year after the Effective Time shall be delivered to Finisar, upon demand, and any shareholders of Transwave who have not previously complied with this Section 2.4 shall thereafter look only to Finisar for payment of their claim for Finisar Capital Stock, any cash in lieu of fractional shares of Finisar Capital Stock, and any dividends or distributions with respect to Finisar Capital Stock.

      (g)  No Liability.  Neither Finisar nor Transwave shall be liable to any holder of shares of Transwave Capital Stock or Finisar Capital Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h)  Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Finisar shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Finisar Capital Stock issuable in exchange therefor pursuant to the provisions of this Article II, together with cash, if any, in lieu of fractional shares in accordance with Section 2.4(e) hereof. The Board of Directors of Finisar may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Finisar an indemnity agreement against any claim that may be made against Finisar with respect to the Certificate alleged to have been lost, stolen or destroyed.

    Section 2.5  Escrow.

      (a) At the Closing, the Exchange Agent will deposit into escrow (the "Escrow") certificates representing the Performance Shares issued in the Merger (the "Escrow Shares"). The Escrow Shares shall be held by U.S. Bank Trust, National Association or such other financial institution as Finisar and Transwave shall mutually determine (the "Escrow Agent") in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Exhibit B hereto (the "Escrow Agreement").

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      (b) Within ten (10) days following the first anniversary of the Closing Date (or at such later date as determined pursuant to the Transwave Operating Plan), one-third of the Escrow Shares shall be released from the Escrow and delivered to the persons who held shares of Transwave Capital Stock immediately prior to the Effective Time, on a pro rata basis, if the First-Year Milestones have been achieved prior to such date. Within ten (10) days following the second anniversary of the Closing Date, (or at such later date as determined pursuant to the Transwave Operating Plan), two-thirds of the Escrow Shares (less the number of Escrow Shares, if any, previously released) shall be released from the Escrow and delivered to the former shareholders of Transwave, on a pro rata basis, if the Second-Year Milestones have been achieved prior to such date. Within ten (10) days following the third anniversary of the Closing Date, the balance of the Escrow Shares shall be released from the Escrow and delivered to the former shareholders of Transwave, on a pro rata basis, if the Third-Year Milestones have been achieved prior to such date.

      (c) Notwithstanding the foregoing, the portion of the Escrow Shares specified in Section 9.2(b) shall be subject to claims of indemnification under Article IX of this Agreement and the procedures specified in the Escrow Agreement. Subject to the provisions of Section 9.2(d), the sole recourse for indemnification claims under Article IX shall be limited to such portion of the Escrow Shares.

    Section 2.6  Restricted Shares.  The Restricted Shares shall be subject to a lock-up agreement which restricts the transfer of the Restricted Shares during the period ending on the first anniversary of the Closing Date. As to those Restricted Shares issued to the Principal Shareholders and the holders of Transwave Preferred Stock, (a) one-half of such Restricted Shares shall be released from the transfer restrictions on the one-hundred-eightieth day following the Closing Date and (b) all of the Restricted Shares shall be released from the transfer restrictions on the first anniversary of the Closing Date. As to those Restricted Shares issued to the holders of Transwave Common Stock (other than Principal Shareholders), one-half of the Restricted Shares shall not be subject to any transfer restrictions and one-half of the Restricted Shares shall be released from the transfer restrictions on the one-hundred-eightieth day following the Closing Date. As a condition to the delivery of the Restricted Shares, each shareholder must execute and deliver a Lock-Up Agreement in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2, as appropriate.

    Section 2.7  Dissenters' Rights.  In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding shares of Transwave Common Stock, any shares of Transwave Common Stock held by shareholders who properly exercise and perfect the dissenters' rights set forth in Chapter 13 of the GCL ("Dissenting Shares") shall not be converted pursuant to Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the GCL. Finisar shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Transwave Common Stock. Transwave agrees that, without the prior written consent of Finisar or as required under the GCL, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of the Transwave Common Stock. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the GCL, becomes entitled to payment of the fair value of Transwave Common Stock shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the GCL). In the event that any holder of Transwave Common Stock fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Finisar shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the shares of Finisar Capital Stock and cash, including any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled under Section 2.2.

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    Section 2.8  Conversion of Finisar Preferred Stock.  Prior to the Closing, Finisar shall file a Certificate of Designation to its Certificate of Incorporation in substantially the form attached hereto as Exhibit I for the purpose of establishing and designating the rights and preferences of the Finisar Preferred Stock to be issued pursuant to Section 2.2 hereof, including the automatic conversion of the Finisar Preferred Stock into Finisar Common Stock immediately upon the filing of a certificate of amendment to Finisar's Certificate of Incorporation to increase the authorized shares of Finisar Common Stock to a number of shares sufficient to create a reserve of Finisar Common Stock to allow for the conversion of the Finisar Preferred Stock to be issued in the Merger into Finisar Common Stock on a three-for-one basis, subject to adjustment for stock splits, combinations, stock dividends and the like (the "Automatic Conversion").

    Section 2.9  Representations, Warranties, Covenants and Agreements.  Solely for the purposes of Articles III, IV, V, VI, and VII hereof, the Transwave Disclosure Schedule and the Finisar Disclosure Schedule (as each is defined herein), the representations and warranties, covenants, agreements and all other provisions contained therein shall be deemed to have been made and entered into as of November 20, 2000 and the phrases "the date hereof" and "the date of this Agreement" therein shall mean November 20, 2000.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSWAVE

    Except as disclosed in the disclosure schedule provided to Finisar on or before the date of this Agreement (the "Transwave Disclosure Schedule"), Transwave and each of the Principal Shareholders, jointly and severally, represent and warrant to Finisar as follows:

    Section 3.1  Organization, Standing and Power.  Transwave is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect (as defined in Section 10.2(a)) on Transwave. Transwave has delivered true and correct copies of the Articles of Incorporation and Bylaws of Transwave, each as amended to date, to Finisar. Transwave is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or other charter documents. Except as set forth in the Transwave Disclosure Schedule, Transwave does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Copies of the charter documents of each of the entities listed on the Transwave Disclosure Schedule in which Transwave owns an equity interest, each as amended to date, have been provided to Finisar.

    Section 3.2  Transwave Capital Structure.

      (a) The authorized capital stock of Transwave consists of 19,772,000 shares of Transwave Common Stock and 7,982,000 shares of Transwave Preferred Stock, consisting of 7,442,000 shares of Series A Preferred Stock and 540,000 shares of Series B Preferred Stock. As of the date hereof, 8,250,000 shares of Transwave Common Stock, 7,442,000 shares of Transwave Series A Preferred Stock and 540,000 shares of Transwave Series B Preferred Stock are issued and outstanding and held of record by those persons set forth in the Transwave Disclosure Schedule. All such outstanding shares of Transwave Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance, in all material respects, with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Transwave or any agreement to which Transwave is a party or by which it is bound. As of the date hereof, 3,540,000 shares of Transwave Common Stock are reserved for issuance under the Transwave Option Plan, of which an aggregate of 3,403,400 shares are subject to outstanding options held by those persons set forth in the Transwave Disclosure Schedule.

      (b) Except as set forth in this Section 3.2 or the Transwave Disclosure Schedule, there are (i) no equity securities of any class of Transwave, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Transwave is a party or by which it is bound obligating Transwave to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Transwave or obligating Transwave to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Transwave's capital stock (i) between or among Transwave and any of its shareholders or (ii) to Transwave's knowledge, between or among any of Transwave's shareholders.

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    Section 3.3  Authority; Required Filings and Consents.

      (a) Transwave has all requisite corporate power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Transwave hereunder, including the Agreement of Merger (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Transwave is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Transwave, subject only to the approval of the Merger by Transwave's shareholders as required by the GCL. This Agreement and the other Transaction Documents to which Transwave is a party have been or will be duly executed and delivered by Transwave and constitute or will constitute the valid and binding obligations of Transwave, enforceable against Transwave in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

      (b) The execution and delivery by Transwave of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of Transwave, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Transwave is a party or by which Transwave or any of its properties or assets may be bound, or (iii) conflict with or violate any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Transwave or any of its properties or assets.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Transwave in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Transwave and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

    Section 3.4  Financial Statements.  Transwave has delivered to Finisar its unaudited financial statements, including statements of operations and cash flows for the nine-month period ended September 30, 2000 and a balance sheet as of September 30, 2000 (the "Balance Sheet Date") (collectively, the "Transwave Financial Statements"). The Transwave Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except that the unaudited Transwave Financial Statements do not contain footnotes. The Transwave Financial Statements present fairly in all material respects the financial position of Transwave as of the respective dates and the results of its operations and cash flows for the periods indicated, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. Transwave maintains, and until the Effective Time will continue to maintain, a standard system of accounting established and administered in accordance with GAAP.

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    Section 3.5  Absence of Undisclosed Liabilities.  Transwave does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of the Balance Sheet Date (the "Transwave Balance Sheet") contained in the Transwave Financial Statements, (ii) liabilities contemplated by this Agreement or described in the Transwave Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

    Section 3.6  Accounts Receivable.  The accounts receivable shown on the Transwave Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Transwave Balance Sheet. The accounts receivable of Transwave arising after the Balance Sheet Date and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with GAAP and the past practices of Transwave. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Transwave has no knowledge of any specific facts that would be likely to give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by Transwave of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

    Section 3.7  Inventories.  The inventories shown on the Transwave Balance Sheet or thereafter acquired by Transwave consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, Transwave has continued to replenish inventories in a normal and customary manner consistent with past practices. Transwave has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of Transwave, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Transwave, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

    Section 3.8  Absence of Certain Changes or Events.  Since the Balance Sheet Date, Transwave has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Transwave has not:

      (a) suffered any event or occurrence that has had a Material Adverse Effect on Transwave;

      (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on its properties or business;

      (c) granted any material increase in the compensation payable or to become payable by Transwave to its officers or employees;

      (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

      (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, other than shares of Transwave Common Stock issued upon exercise of options outstanding under the Transwave Option Plans as of the date of this Agreement;

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      (f)  made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

      (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

      (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

      (i)  entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

      (j)  incurred any material liability, except in the ordinary course of business and consistent with past practice;

      (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

      (l)  made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or, in the aggregate, in excess of $50,000;

      (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

      (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of Transwave contained in this Agreement; or

      (o) taken any other action that would have required the consent of Finisar pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

    Section 3.9  Taxes.

      (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Transwave has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Transwave or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and Transwave has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

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      (c) Transwave, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

      (d) Transwave has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Transwave that is not reflected as a liability on the Transwave Balance Sheet or set forth on the Transwave Disclosure Schedule, nor has Transwave executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (e) The amount of Transwave's liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Transwave Balance Sheet (other than Taxes which have accrued after the date of such Transwave Balance Sheet).

      (f)  Transwave is not a party to any tax-sharing agreement or similar arrangement with any other party, and Transwave has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

      (g) Transwave's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Transwave has not been notified of any request for such an audit or other examination.

      (h) Transwave has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

      (i)  Transwave has made available to Finisar copies of all Returns filed for all periods since its inception.

      (j)  Transwave has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Transwave.

      (k) Transwave is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Transwave that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Transwave or Sub as an expense under applicable law.

      (l)  Transwave has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (m) Transwave has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

      (n) None of Transwave's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

      (o) Transwave is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

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      (p) Transwave has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

      (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Transwave relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    Section 3.10  Tangible Assets and Real Property.

      (a) Transwave owns or leases all tangible assets and properties which are material to the conduct of its business as currently conducted or which are reflected on the Transwave Balance Sheet or acquired since the Balance Sheet Date (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. Transwave has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the Transwave Balance Sheet Date in the ordinary course of business), free and clear of all Liens, except for Liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which Transwave is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. The Transwave Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Finisar.

      (b) Transwave owns no real property. The Transwave Disclosure Schedule sets forth a true and complete list of all real property leased by Transwave. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. True and correct copies all such of real property leases have been provided to Finisar.

    Section 3.11  Intellectual Property.

      (a) Transwave owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Transwave as currently being conducted, or as currently proposed to be conducted (all of which are referred to as the "Transwave Intellectual Property Rights"), free and clear of all Liens. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to Transwave's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Transwave such rights to such intellectual property as are necessary to the business of Transwave as currently conducted or currently proposed to be conducted.

      (b) The Transwave Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor included in the Transwave Intellectual Property Rights, including the jurisdictions in which each such Transwave Intellectual Property Right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other

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  agreements to which Transwave is a party and pursuant to which any person is authorized to use any Transwave Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Transwave (a "Transwave Product") or any adaptation, translation or derivative work based on any Transwave Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Transwave is a party and pursuant to which Transwave is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any Transwave Product (other than licenses for standard off-the-shelf software used in the conduct of Transwave's business), (iv) all joint development agreements to which Transwave is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Transwave has obtained funding for research and development activities.

      (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any Transwave Intellectual Property Rights, or right of termination, cancellation or acceleration of any Transwave Intellectual Property Rights, or the loss or encumbrance of any Transwave Intellectual Property Rights or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Transwave Intellectual Property Rights or otherwise impair the right of Transwave or its customers to use the Transwave Intellectual Property Rights in the same manner as such Transwave Intellectual Property Rights are currently being used by Transwave or the customers of Transwave.

      (d) All patents and registered trademarks, service marks and copyrights issued to Transwave which relate to any Transwave Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any Transwave Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Transwave (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Transwave Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Transwave Intellectual Property Rights to which Transwave is a party or by which it is bound.

      (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Transwave Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Transwave without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to Transwave by means of valid and enforceable agreements, which are listed and described in the Transwave Disclosure Schedule and copies of which have been provided to Finisar. Transwave has at all times used commercially reasonable efforts to protect its trade secrets. None of the trade secrets of Transwave have been published or disclosed by Transwave or, to the knowledge of Transwave, by any other person, to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

      (f)  Transwave is not, and, to the knowledge of Transwave, no other party to any licensing, sublicensing, distributorship or other similar arrangements with Transwave relating to the Transwave Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

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      (g) To the knowledge of Transwave, no person is infringing on or otherwise violating any right of Transwave with respect to any Transwave Intellectual Property Rights.

      (h) Transwave has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, mask work right or service mark.

      (i)  Neither Transwave nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Transwave in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by Transwave, which patents or applications have not been assigned to Transwave with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

      (j)  Each person currently or formerly employed by Transwave (including consultants and independent contractors, if any) that has or had access to confidential information of Transwave has executed and delivered to Transwave a confidentiality and non-disclosure agreement in one of the forms previously provided to Finisar. Neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of Transwave's business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

    Section 3.12  Bank Accounts.  The Transwave Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Transwave maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

    Section 3.13  Contracts.

      (a) Transwave is not a party or subject to any agreement, obligation or commitment, written or oral:

         (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to Transwave totaling more than $25,000 in any twelve-month period;

        (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

        (iii) that restricts Transwave from carrying on anywhere in the world its business or any portion thereof as currently conducted;

        (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

        (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

        (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

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       (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Transwave Products;

       (viii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity; or

        (ix) that is otherwise material to the business of Transwave as currently being conducted, or as currently proposed to be conducted.

      (b) To Transwave's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

      (c) Transwave is not in default under or in breach or violation of any material contract, commitment or restriction to which Transwave is a party or by which Transwave or any of its properties or assets is bound or affected. To Transwave's knowledge, no other party is in default under or in breach or violation of any material contract, commitment, or restriction to which Transwave is a party or by which Transwave or any of its properties or assets is bound or affected.

    Section 3.14  Labor Difficulties.  Transwave is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Transwave pending or, to Transwave's knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to Transwave's knowledge, threatened against Transwave. Transwave is not now and has never been subject to any union organizing activities. Transwave has not experienced any work stoppage or other labor difficulty. To Transwave's knowledge, the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with Transwave employees.

    Section 3.15  Trade Regulation.  Transwave has not terminated its relationship with or refused to ship Transwave Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Transwave in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by Transwave in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims have been asserted or, to Transwave's knowledge, threatened against Transwave with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

    Section 3.16  Environmental Matters.

      (a) As of the date hereof, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), is present, as a result of the actions or omissions of Transwave or, to Transwave's knowledge, as a result of any actions or omissions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Transwave has at any time owned, operated, occupied or leased. To the knowledge of Transwave, no underground storage tanks are or were present under any property that Transwave has at any time owned, operated, occupied or leased. Transwave has never notified any Governmental Entity or third party, nor has Transwave been required under any law, rule, regulation, order or agreement to notify any Governmental Entity or third party, of any spill or release of any Hazardous Material.

      (b) At all times, Transwave has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials

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  Activities") in material compliance with all laws, rules, regulations, orders or treaties promulgated by any Governmental Entity.

      (c) Transwave currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted and is in material compliance with all such Environmental Permits. Except as set forth in the Transwave Disclosure Schedule, no environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials (including, without limitation, ISRA) is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

      (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Transwave, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Transwave. Transwave is not aware of any fact or circumstance which could reasonably be expected to involve Transwave in any environmental litigation or impose upon Transwave any liability concerning Hazardous Materials Activities.

    Section 3.17  Employee Benefit Plans.

      (a) Transwave has set forth in the Transwave Disclosure Schedule a description of (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, which are or have been maintained, contributed to, or required to be contributed to by Transwave or any affiliate of Transwave, within the meaning of Sections 414(b), (c), (m) or (o) of the Code, for the benefit of, or relating to, any current or former employee of Transwave or any such affiliate (individually, a "Transwave Employee Plan," and collectively, the "Transwave Employee Plans").

      (b) With respect to each Transwave Employee Plan, Transwave has made available to Finisar a true and correct copy of (i) such Transwave Employee Plan and (ii) each trust agreement, group annuity contract and other plan document relating to such Transwave Employee Plan.

      (c) Each Transwave Employee Plan has been established and maintained in accordance with its terms and all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended, and the Code. With respect to the Transwave Employee Plans, individually and in the aggregate, no event has occurred, and, to Transwave's knowledge, there exists no condition or set of circumstances in connection with which Transwave could be subject to any liability which is not properly accrued on the Transwave Balance Sheet.

      (d) With respect to the Transwave Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements or books of Transwave.

      (e) Transwave is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Transwave, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Transwave of the nature contemplated by this Agreement, (iii) agreement with any officer of Transwave providing any term of employment or compensation guarantee or for the payment of compensation in excess of $75,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be

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  accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.18  Compliance with Laws.  Transwave has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

    Section 3.19  Employees and Consultants.  The Transwave Disclosure Schedule contains a list of the names of all employees and consultants of Transwave as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

    Section 3.20  Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to Transwave's knowledge, threatened against Transwave or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Transwave or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Transwave.

    Section 3.21  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Transwave which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Transwave, any acquisition of property by Transwave or the conduct of business by Transwave as currently being conducted or as currently proposed to be conducted.

    Section 3.22  Governmental Authorization.  Transwave has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Transwave (collectively, the "Transwave Authorizations"), and all of such Transwave Authorizations are in full force and effect.

    Section 3.23  Insurance.  Transwave has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Transwave. The Transwave Disclosure Schedule contains a list of all such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Transwave is otherwise in compliance with the terms of such policies. Transwave has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 3.24  Interested Party Transactions.

      (a) No director, officer or shareholder of Transwave has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the Transwave Intellectual Property Rights, used in connection with or pertaining to the business of Transwave, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Transwave Products, (iii) any entity that competes with Transwave, or with which Transwave is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which Transwave is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or quoted on the NNM.

      (b) Except as contemplated by the Transaction Documents or otherwise set forth in the Transwave Disclosure Schedule, Transwave is not a party to any (i) agreement with any officer or

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  other employee of Transwave the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Transwave in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.25  No Existing Discussions.  As of the date hereof, Transwave is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to a Transwave Acquisition Proposal (as defined in Section 6.1).

    Section 3.26  Real Property Holding Corporation.  Transwave is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    Section 3.27  Corporate Documents.  Transwave has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Transwave. The corporate minute books and other corporate records of Transwave are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. Transwave has delivered or made available to Finisar or its representatives true and complete copies of all documents which are referred to in this Article III or in the Transwave Disclosure Schedule.

    Section 3.28  No Misrepresentation.  No representation or warranty by Transwave in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Transwave pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINISAR

    Except as set forth in the disclosure schedule delivered by Finisar to Transwave on or before the date of this Agreement (the "Finisar Disclosure Schedule"), Finisar represents and warrants to Transwave as follows:

    Section 4.1  Organization.  Finisar is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Finisar.

    Section 4.2  Finisar Capital Structure.

      (a) The authorized capital stock of Finisar consists of 200,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value ("Finisar Preferred Stock"). As of September 30, 2000, 160,165,469 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable. As of September 30, 2000, 8,480,471 shares of Finisar Common stock were reserved for issuance pursuant to stock options granted and outstanding under Finisar's stock option plans and rights outstanding under Finisar's employee stock purchase plan. No material change in such capitalization has occurred between September 30, 2000 and the date of this Agreement. As of the date hereof, no shares of Finisar Preferred Stock are issued or outstanding.

      (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar's stock option plans or Finisar's employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

      (c) The shares of Finisar Preferred Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, and the shares of Finisar Common Stock, when issued in accordance with the terms of the Certificate of Designation, will be duly authorized, validly issued, fully paid and nonassessable.

    Section 4.3  Authority; No Conflict; Required Filings and Consents.

      (a) Finisar has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Finisar. This Agreement and the other Transaction Documents to which Finisar is a party have been or will be duly executed and delivered by Finisar and constitute or will constitute the valid and binding obligations of Finisar, enforceable against Finisar in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

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      (b) The execution and delivery by Finisar of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Finisar or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Finisar.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the application for, and receipt of, the Permit (as defined in Section 6.8), (ii) the filing of the Certificate of Designation with the Delaware Secretary of State in accordance with the Delaware General Corporation Law; (iii) the filing of the Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (iv) the filing of a certificate of merger with the Delaware Secretary of State, (v) if required, the filing of a report on Form 8-K with the Securities and Exchange Commission (the "SEC"), (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar.

    Section 4.4  SEC Filings; Financial Statements.

      (a) Finisar has timely filed and made available to Transwave all forms, reports and documents required to be filed by Finisar with the SEC since November 4, 1999, other than registration statements on Form S-8 (collectively, the "Finisar SEC Reports"). Each of the Finisar SEC Reports (i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be

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  material in amount. The audited consolidated balance sheet of Finisar as of July 31, 2000 is referred to herein as the "Finisar Balance Sheet."

    Section 4.5  Absence of Undisclosed Liabilities.  Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities specifically contemplated by this Agreement, or described in the Finisar Disclosure Schedule or Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since July 31, 2000 in the ordinary course of business consistent with past practices.

    Section 4.6  Absence of Certain Changes or Events.  Since July 31, 2000, Finisar has not suffered any event or occurrence that has had a Material Adverse Effect on Finisar.

    Section 4.7  Litigation.  Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Finisar pending or as to which Finisar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Finisar or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

    Section 4.8  No Misrepresentation.  No representation or warranty by Finisar in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Finisar pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

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ARTICLE V

CONDUCT OF BUSINESS

    Section 5.1  Covenants of Transwave.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Transwave agrees (except to the extent that Finisar shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Transwave shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of Transwave where such event or occurrence would result in a breach of any covenant of Transwave set forth in this Agreement or cause any representation or warranty of Transwave set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, or set forth on the Transwave Disclosure Schedule, Transwave shall not, without the prior written consent of Finisar:

      (a) Grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of Transwave or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

      (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Transwave Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

      (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

      (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Transwave Common Stock upon the exercise or conversion of Transwave Options outstanding as of the date of this Agreement;

      (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $50,000;

      (f)  Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Transwave, except for transactions entered into in the ordinary course of business;

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      (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

      (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

      (i)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

      (j)  Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

      (k) Incur or commit to incur any individual capital expenditure in excess of $10,000 or aggregate capital expenditures in excess of $50,000, in addition to the existing commitments set forth in the Transwave Disclosure Schedule;

      (l)  Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any Transwave Product;

      (m) Amend or terminate any contract, agreement or license to which it is a party, except in the ordinary course of business;

      (n) Waive or release any material right or claim, except in the ordinary course of business;

      (o) Make, change or revoke any other material election with respect to Taxes or enter into or amend any material agreement or settlement with any taxing authority;

      (p) Initiate any litigation or arbitration proceeding; or

      (q) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (p) above, or any action which is reasonably likely to make any of Transwave's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.2  Cooperation.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and Transwave shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

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ARTICLE VI

ADDITIONAL AGREEMENTS

    Section 6.1  No Solicitation.

      (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Transwave shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Transwave, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Transwave Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Transwave Acquisition Proposal, or (iii) agree to, approve or recommend any Transwave Acquisition Proposal.

      (b) Transwave shall notify Finisar no later than twenty-four (24) hours after receipt by Transwave (or its advisors) of any Transwave Acquisition Proposal or any request for nonpublic information in connection with a Transwave Acquisition Proposal or for access to the properties, books or records of Transwave by any person or entity that informs Transwave that it is considering making, or has made, a Transwave Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

      (c) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) make any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, purchase of substantial assets, purchase of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving any other entity engaged primarily in a business substantially similar to that of Transwave (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Finisar Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Finisar Acquisition Proposal, or (iii) agree to, approve or recommend any Finisar Acquisition Proposal.

      (d) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, each Principal Shareholder agrees that he will not, directly or indirectly, through any agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Finisar) regarding any Transwave Acquisition Proposal. If a Transwave Acquisition Proposal is received by, or such information is requested from, such Principal Shareholder, such Principal Shareholder shall promptly notify Finisar of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

    Section 6.2  Consents.  Each of Finisar and Transwave shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar's or Transwave's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

    Section 6.3  Access to Information.  Upon reasonable notice, Transwave shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during

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normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Transwave shall furnish promptly to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Nondisclosure Agreement effective as of June 17, 2000 (the "Confidentiality Agreement") between Finisar and Transwave, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.4  Legal Conditions to Merger.  Each of Finisar and Transwave will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and Transwave will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Transwave, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

    Section 6.5  Public Disclosure.  Finisar and Transwave shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NNM.

    Section 6.6  Tax-Free Reorganization.  Finisar and Transwave each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. Finisar and Transwave each agree to refrain from taking any action inconsistent with such intended treatment.

    Section 6.7  Nasdaq Quotation.  Finisar agrees to continue the quotation of Finisar Common Stock on the NNM during the term of this Agreement. Finisar shall use its best efforts to cause the shares of Finisar Common Stock to be issued upon the conversion of the Finisar Preferred Stock and such other shares required to be reserved in connection with the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

    Section 6.8  Securities Law Matters.

      (a) As soon as practicable following the execution of this Agreement, Finisar will file a request for a hearing (the "Hearing") before the Commissioner of Corporations of the State of California to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Corporations Code, together with an application for a permit relating to the transactions contemplated by this Agreement and the Agreement of Merger (the "Permit"). Transwave and the Principal Shareholders shall promptly furnish to Finisar all data and information relating to Transwave and the Principal Shareholders as may be necessary in connection with such request and application and such other notices and documents as may be required in connection with the Hearing. Finisar, Transwave and the Principal Shareholders shall use their respective best efforts to cause the Hearing to take place and the Permit to be issued at the earliest practicable date.

      (b) Finisar shall prepare and file with appropriate state securities or "Blue Sky" authorities all applications for qualification or approval (or notices required to perfect exemptions from such

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  compliance) as may be required in connection with the Merger. Transwave and the Principal Shareholders shall use their respective best efforts to assist Finisar as may be necessary to comply with all appropriate state securities or Blue Sky laws which may be applicable in connection with the Merger.

      (c) In connection with the Hearing, Transwave shall prepare, with the cooperation of Finisar, a Consent Solicitation Statement describing this Agreement and the transactions contemplated hereby and thereby for the purpose of soliciting the approval of Transwave Shareholders. Finisar shall provide such information about itself as Transwave shall reasonably request. The information supplied by Transwave for inclusion in the Consent Solicitation Statement shall not, on the date the solicitation statement is first mailed to Transwave Shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Transwave makes no representation, warranty or covenant with respect to any information supplied by Finisar or Sub which is contained in any of the foregoing documents. The information supplied by Finisar for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to Transwave's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Finisar and Sub make no representation, warranty or covenant with respect to any information supplied by Transwave which is contained in any of the foregoing documents.

      (d) The Consent Solicitation Statement shall constitute a disclosure document for the offer and issuance of shares of Finisar Common Stock to be received by the holders of Transwave Common Stock in the Merger. Finisar and Transwave shall each use reasonable commercial efforts to cause the Consent Solicitation Statement to comply with applicable federal and state securities laws requirements. Each of Finisar and Transwave agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. Transwave will promptly advise Finisar, and Finisar will promptly advise Transwave, in writing if at any time prior to the Effective Time either Transwave or Finisar shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the unanimous recommendation of the Board of Directors of Transwave that the Transwave shareholders approve the Merger and this Agreement and the unanimous conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Transwave. Anything to the contrary contained herein notwithstanding, Transwave shall not include in the solicitation statement any information with respect to Finisar or its affiliates or associates, the form and content of which information shall not have been approved by Finisar prior to such inclusion.

      (e) Upon receipt of the Permit, Transwave shall, as promptly as possible but not later than three (3) days following the effectiveness of the Permit, submit this Agreement and the transactions contemplated hereby to the Transwave shareholders for approval and adoption as

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  provided by California law and its Articles of Incorporation and Bylaws. Transwave shall use its best efforts to solicit and obtain the consent of the Transwave shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable and, in any event, on or before April 15, 2001. Transwave shall ensure that the meeting of the Transwave shareholders called for the purpose of approving the Merger and this Agreement, or the solicitation of written consents of the Transwave shareholders without a meeting, is conducted, and that all proxies solicited by Transwave in connection with any such meeting are solicited, in compliance with applicable law and the Transwave charter documents. Transwave's obligation to call, give notice of, convene and hold the shareholders' meeting, or to solicit the written consent of its shareholders without a meeting, in accordance with this Section 6.8(e) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Transwave of any Transwave Acquisition Proposal.

      (f)  Schedule 6.8(f) sets forth those persons who, in Transwave's reasonable judgment are or may be "affiliates" of Transwave within the meaning of Rule 145 (each such person a "Transwave Affiliate"). Transwave shall provide Finisar such information and documents as Finisar shall reasonably request for purposes of reviewing such list. Transwave shall deliver or cause to be delivered to Finisar, promptly following the execution of this Agreement (and in any case prior to the Closing) from each of the Transwave Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit D. Finisar shall be entitled to place appropriate legends on the certificates evidencing any Finisar Capital Stock to be received by such Transwave Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Finisar Capital Stock, consistent with the terms of such Affiliate Agreements.

    Section 6.9  Employment Matters.

      (a) Effective on the Closing Date, each of Dr. Senlu Xu, Lillian Chen and Jianren Xu (the "Key Employees") will become employees of the Surviving Corporation pursuant to the terms of Employment Agreements substantially in the form of Exhibit E hereto (collectively, the "Employment Agreements").

      (b) Prior to the Closing Date, Finisar will make offers of "at will" employment (on behalf of the Surviving Corporation) to all employees of Transwave recommended by the Chief Executive Officer of Transwave and set forth on Schedule 6.9(b) hereto, such offers to be conditioned upon the consummation of the Merger. All Transwave employees whose employment will not be continued by the Surviving Corporation will be terminated by Transwave prior to the Closing Date.

    Section 6.10  Stock Options.

      (a) At the Effective Time, each outstanding Transwave Option which has not been exercised prior to the Closing, whether vested or unvested, shall be assumed by Finisar and converted into an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Transwave Option (except as otherwise provided below), such number of shares of Finisar Preferred Stock which the holder of such Transwave Option would have been entitled to receive pursuant to the Merger at the Exchange Ratio (assuming the issuance of all Performance Shares) had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the Transwave Common Stock purchasable pursuant to such Transwave Option immediately prior to the Effective Time divided by (ii) the number of full shares of Finisar Preferred Stock purchasable pursuant to the Assumed Option. The vesting schedule of each Assumed Option shall be structured such that each Assumed Option shall be as set forth in the option agreement for each Transwave Option and shall not be accelerated in contemplation of or as a consequence of the Merger.

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      (b) Each Assumed Option shall be evidenced by a written assumption agreement reflecting the terms set forth in Section 6.10(a) and delivered to the former holders of Transwave Options promptly following the Effective Time. Finisar shall, to the extent required by and subject to the provisions of the Transwave Option Plan, take such actions as may be appropriate under the Code and the regulations thereunder to cause the Assumed Options representing assumed Transwave Options which qualified as incentive stock options immediately prior the Effective Time continue to qualify as incentive stock options after the Effective Time, to the extent permitted under the Code and the regulations thereunder.

      (c) Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Capital Stock for delivery upon exercise of the Assumed Options. As soon as practicable after the Effective Time, Finisar shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Finisar Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Finisar shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

      (d) In addition to the Transwave Options assumed by Finisar in the Merger, Finisar shall grant to all Transwave employees who remain employed at the Closing new options, under a new employee stock option plan that is substantially similar to Finisar's existing employee stock option plan, to purchase shares of Finisar Preferred Stock in the amounts set forth on Schedule 6.10(d) hereto divided by three.

    Section 6.11  Finisar Plans.  All Transwave employees who remain employees of Finisar, Transwave or any other Subsidiary of Finisar following the Effective Time shall be entitled to participate in all employee benefit plans and programs (the "Finisar Plans") that are available to other Finisar employees holding comparable positions. To the extent permitted by the Finisar Plans, each participant shall be given full credit for such participant's period of continuous service with Transwave prior to the Effective Time. To the extent permitted by law, Finisar shall amend the Finisar Plans, as necessary, to provide for such participation. In the case of medical and health insurance coverage, Finisar shall cause the Surviving Corporation to continue to insure Transwave employees under Transwave's existing insurance plans or provide them with the opportunity to participate in Finisar Plans providing generally comparable medical and health insurance coverage.

    Section 6.12  Employee Retention Pool.  Finisar shall establish a pool of cash in the aggregate amount of $1,000,000 (the "Retention Pool") for retention of Transwave employees. The Retention Pool shall be allocated among the Transwave employees in accordance with a schedule to be mutually agreed upon by Finisar and Transwave prior to the Closing Date.

    Section 6.13  Brokers or Finders.  Each of Finisar and Transwave represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Finisar and Transwave agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

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    Section 6.14  Additional Agreements; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.15  Expenses.  The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated all legal, accounting, financial advisory and consulting fees and expenses incurred by Transwave (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the "Transwave Transaction Expenses") shall be borne by the former security holders of Transwave, as hereinafter provided. Schedule 6.15 hereto sets forth Transwave's current estimate of the total Transwave Transaction Expenses which Transwave expects to incur (the "Estimated Transwave Transaction Expenses"). Transwave shall provide an updated schedule of Estimated Transwave Transaction Expenses not later than two (2) business days prior to the Closing (the "Closing Transwave Transaction Expense Schedule"). In the event that the amount of the Transwave Transaction Expenses as set forth on the Closing Transwave Transaction Expense Schedule exceeds the Estimated Transwave Transaction Expenses, the Exchange Ratios shall be adjusted proportionately so that such excess Transwave Transaction Expenses are borne by the former security holders of Transwave in the form of a reduction in the aggregate amount of the Merger consideration. In the event the Transwave Transaction Expenses actually incurred by Transwave exceed the amount shown on the Closing Transwave Transaction Expense Schedule, Finisar shall be entitled to assert a claim against the Escrow Shares pursuant to Article IX hereof in order to recover all such additional expenses.

ARTICLE VII

CONDITIONS TO MERGER

    Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of outstanding shares of Transwave Common Stock.

      (b) All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Finisar or Transwave or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Finisar's conduct or operation of the business of Finisar or Transwave after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered,

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  enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (d) The California Department of Corporations shall have issued the Permit qualifying the securities to be issued hereunder pursuant to Section 25121 of the California Corporations Code, and such issuance shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

    Section 7.2  Additional Conditions to Obligations of Finisar.  The obligation of Finisar to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar:

      (a) The representations and warranties of Transwave and the Principal Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Transwave, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of Transwave by the chief executive officer of Transwave and each of the Principal Shareholders. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Transwave: (i) increases in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Transwave participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

      (b) Transwave shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of Transwave by the chief executive officer of Transwave.

      (c) Finisar shall have received from Transwave written evidence that the execution, delivery and performance of Transwave's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the shareholders of Transwave.

      (d) Finisar shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Finisar Capital Stock pursuant to the Merger.

      (e) Finisar shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of Transwave, as set forth on Schedule 7.2(e) hereto.

      (f)  Each of the Key Employees shall have executed and delivered their respective Employment Agreement.

      (g) Each of the Key Employees shall have executed and delivered Noncompetition Agreements in the form of Exhibit F hereto (the "Noncompetition Agreement").

      (h) Finisar shall have received satisfactory assurance, as determined by Finisar in good faith, that at least 90% of the Transwave employees (other than the Key Employees) will remain employed by the Surviving Corporation after the Merger.

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      (i)  The Merger shall have been approved by the affirmative vote of the holders of not less than 95% of the outstanding shares of Transwave Common Stock.

      (j)  Finisar shall have received a legal opinion from Pacific Law Group LLP, counsel to Transwave, substantially in the form of Exhibit G hereto.

      (k) The Escrow Agreement shall have been executed and delivered by the Shareholders' Representative (as defined in Section 9.6) and the Escrow Agent.

      (l)  Finisar shall have received from each of the affiliates of Transwave an executed Affiliate Agreement.

      (m) Each of the shareholders of Transwave shall have executed and delivered the Lock-Up Agreement in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2, as appropriate.

      (n) All outstanding capital stock of Transwave Fiber Optics Apparatus (Shanghai) Co. Ltd. (also known as Transwave Fiber (Shanghai), hereinafter referred to as "Transwave Shanghai") shall have been transferred to Transwave, so that Transwave owns all of the outstanding capital stock of Transwave Shanghai, and Transwave Shanghai shall have received an acknowledgment from the Shanghai Foreign Investment Commission confirming that all of the outstanding shares of Transwave Shanghai have been fully paid for.

      (o) Transwave Shanghai shall have obtained a new business license which reflects the ownership of Transwave Shanghai's capital stock by Transwave.

    Section 7.3  Additional Conditions to Obligations of Transwave.  The obligation of Transwave to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Transwave:

      (a) The representations and warranties of Finisar set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Transwave shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) reductions in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Finisar participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

      (b) Finisar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transwave shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

      (c) Transwave shall have received from Finisar written evidence that the execution, delivery and performance of Finisar's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar.

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      (d) Finisar shall have executed and delivered the Employment Agreements and Noncompetition Agreements.

      (e) Transwave shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Finisar, substantially in the form of Exhibit H hereto.

      (f)  The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

ARTICLE VIII

TERMINATION AND AMENDMENT

    Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(e), by written notice by the terminating party to the other party):

      (a) by the mutual written consent of Finisar and Transwave;

      (b) by either Finisar or Transwave if the Merger shall not have been consummated by April 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

      (c) by either Finisar or Transwave if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4 or 6.6 of this Agreement;

      (d) by Finisar if the Board of Directors of Transwave shall have withdrawn or modified its recommendation of this Agreement or the Merger for approval by the Transwave shareholders in a manner adverse to Finisar or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; or

      (e) by Finisar or Transwave, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by Transwave) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

    Section 8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar or Transwave or their respective officers, directors, shareholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.13 and 6.15 of this Agreement, the confidentiality provisions set forth herein and in the Confidentiality Agreement and the non-competition provisions set forth in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Transwave, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders

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without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

ESCROW AND INDEMNIFICATION

    Section 9.1  Survival of Representations and Warranties.  If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date. No action may be brought with respect to this Agreement or the transactions contemplated hereby unless (i) an Indemnification Claim is made under Section 9.3 on or before the date that is twelve (12) months following the Closing Date (the "Termination Date") or (ii) except for claims under Section 9.2(d), as allowed by law.

    Section 9.2  Indemnification by Principal Shareholders.

      (a) Subject to the terms and conditions contained herein, each of the Principal Shareholders shall indemnify, defend and hold harmless Finisar, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Finisar Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Transwave or the Principal Shareholders in this Agreement, including the Transwave Disclosure Schedule, (ii) any Transwave Transaction Expenses in excess of the amount set forth on the Closing Transwave Transaction Expense Schedule and reflected in the calculation of the Total Consideration, or (iii) any breach by the Principal Shareholders of this Article IX or the Escrow Agreement (collectively, "Finisar Losses").

      (b) No Principal Shareholder shall be required to indemnify any member of the Finisar Group for any Finisar Losses until the aggregate amount of all Finisar Losses under all claims shall exceed $50,000.00 (the "Deductible Amount"); provided, however, that Finisar Losses under Section 9.2(a)(ii) shall be recoverable in full without regard to the Deductible Amount. Except as specifically provided in Section 9.2(d), the maximum aggregate liability of any individual Principal Shareholder pursuant to Section 9.2(a) shall in no event exceed the value of the one-third of the Escrow Shares that otherwise would have been deliverable to such Principal Shareholder on the third anniversary of the Closing Date pursuant to Section 2.5 hereof (assuming all of the Milestones have been achieved by the third anniversary of the Closing Date), and the indemnification payment to be made on behalf of each such Principal Shareholder shall be withheld only from such portion of the Escrow Shares.

      (c) The obligation of the Principal Shareholders to indemnify members of the Finisar Group for a Finisar Loss under this Article IX is subject to the condition that the Shareholders' Representative (as defined in Section 9.6) shall have received written notice of an Indemnification Claim (as defined in Section 9.3) for such Finisar Loss on or before the Termination Date.

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      (d) The provisions of Section 9.2(b) above and 9.5 below shall not limit, in any manner, (i) any remedy at law or in equity to which any member of the Finisar Group shall be entitled against Transwave or any shareholder of Transwave as a result of willful fraud or intentional misrepresentation by Transwave, any shareholder of Transwave or any of their respective representatives, or (ii) any rights that Finisar may have under federal or state securities laws.

      (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

    Section 9.3  Procedures for Indemnification.

      (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Finisar Group seeking indemnification hereunder.

      (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Representative and the Escrow Agent requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

      (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Representative.

    Section 9.4  Defense of Third Party Claims.  Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

      (a) Indemnitee shall give the Representative and the Escrow Agent written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Representative may, subject to the prior written consent of Finisar, undertake control of the defense thereof by counsel of his own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Representative fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Representative or the Escrow Agent of a Third Party Claim shall not release the Principal Shareholders from their obligations hereunder, except to the extent they are prejudiced by such failure.

      (b) Indemnitee and the Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

      (c) Unless the Representative has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent

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  by or on behalf of the Representative, which consent shall not be unreasonably withheld or delayed. If the Representative has assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Representative (or the individual Principal Shareholder as the case may be) without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

    Section 9.5  Manner of Indemnification.

      (a) The portion of the Escrow Shares specified in Section 9.2(b), deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.5, shall provide a fund against which members of the Finisar Group may assert claims of indemnification under this Article IX. Except as specifically provided in Section 9.2(d), the sole recourse of any member of the Finisar Group for such indemnification claims is to the portion of the Escrow Shares specified in Section 9.2(b).

      (b) Each claim for indemnification asserted against the Principal Shareholders pursuant to this Article IX shall be made only in accordance with the procedures set forth in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

    Section 9.6  Appointment of Shareholders' Representative.  For purposes of this Agreement, the Principal Shareholders hereby consent to the appointment of Forrest Duan as the representative and attorney-in-fact for and on behalf of the Principal Shareholders (the "Shareholders' Representative"), and to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement on behalf of the Principal Shareholders, (ii) authorize delivery to Finisar of Escrow Shares in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholders' Representative has unlimited authority and power to act on behalf of each Principal Shareholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Principal Shareholders will be bound by all actions taken by the Shareholders' Representative in connection with this Agreement, and Finisar shall be entitled to rely on any action or decision of the Shareholders' Representative. The Shareholders' Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Representative may rely on the advice of counsel, and the Shareholders' Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Representative based on such advice. Except as expressly provided herein, the Shareholders' Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares subject to Indemnification Claims under this Article IX may, by written consent, appoint a new representative as the Shareholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Escrow Shares to Finisar and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Finisar and the Escrow Agent.

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ARTICLE X

GENERAL PROVISIONS

    Section 10.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Finisar, to:

      Finisar Corporation
      1308 Moffett Park Drive
      Sunnyvale, CA 94089-1113
      Attention: Chief Executive Officer
      Fax: (408) 541-9579
      Tel: (408) 548-1000

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      400 Hamilton Avenue
      Palo Alto, CA 94301
      Attention: Dennis C. Sullivan, Esq.
      Fax: (650) 327-3699
      Tel: (650) 833-2000

      (b) if to Transwave, to:

      Transwave Fiber, Inc.
      43022 Christy Street
      Fremont, CA 94538
      Attention: Chief Executive Officer
      Fax: (510) 668-0648
      Tel: (510) 668-0658

      with a copy to:

      Pacific Law Group LLP
      Two North Second Street, Suite 290
      San Jose, CA 95113
      Attention: C.P. Chang, Esq.
      Fax: (408) 288-8386
      Tel: (408) 288-8585

      (c) if to the Principal Shareholders, to:

      c/o Transwave Fiber, Inc.
      at the above address

    Section 10.2  Interpretation.

      (a) For purposes of this Agreement

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         (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

        (ii) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

        (iii) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

        (iv) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 20, 2000;

        (v) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its Subsidiaries, taken as a whole;

        (vi) Any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters; and any reference to the "knowledge of Transwave" shall include the knowledge of each of the Principal Shareholders.

       (vii) Any reference to the "prospects" of Transwave or its business, or to Transwave's business "as currently proposed to be conducted," means such prospects or business without taking into account the effects of the Merger or any changes to Transwave's business that are initiated by Finisar thereafter;

       (viii) The word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; and

        (ix) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

    Section 10.3  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 10.4  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable

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provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 10.5  Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

    Section 10.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

    Section 10.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 10.8  Third Party Beneficiaries.  Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are shareholders of Transwave immediately prior to the Effective Time (and their successors and assigns) are express intended third party beneficiaries of Articles I, II and IV, Sections 6.6 and 6.7 and Article IX, (ii) the persons who hold Transwave Options immediately prior to the Effective Time (and their lawful successors and assigns) are express intended third party beneficiaries of Section 6.10, and (iii) each of the foregoing persons is an express intended third party beneficiary of Article X, to the extent relevant to any of the foregoing, and as such are entitled to rely on the provisions hereof as if a party hereto.

    [SIGNATURE PAGE FOLLOWS]

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    IN WITNESS WHEREOF, Finisar and Transwave have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Principal Shareholders have signed this Agreement, as of the date first written above.

	TRANSWAVE FIBER, INC.	FINISAR CORPORATION
By:	/s/ F. DUAN	By:	/s/ JERRY S. RAWLS
	Forrest Duan		Jerry S. Rawls
	President and Chief Executive Officer		President and Chief Executive Officer
PRINCIPAL SHAREHOLDERS
/s/ F. DUAN
Forrest Duan
/s/ PING HE
Ping He
/s/ YAN ZHOU
Yan Zhou

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QuickLinks

TABLE OF CONTENTS
SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TRANSWAVE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FINISAR
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX ESCROW AND INDEMNIFICATION
ARTICLE X GENERAL PROVISIONS